Exhibit 21.1

LAKELAND BANCORP, INC.

SUBSIDIARIES OF THE REGISTRANT

Name	Jurisdiction of Incorporation

Lakeland Bank	New Jersey chartered bank

Lakeland NJ Investment Corporation (wholly owned subsidiary of Lakeland Bank)	New Jersey

Lakeland Investment Corporation (wholly owned subsidiary of Lakeland NJ Investment Corporation)	Delaware

Lakeland Bancorp Capital Trust I	New Jersey

Lakeland Bancorp Capital Trust II	New Jersey

Lakeland Bancorp Capital Trust III	New Jersey

Lakeland Bancorp Capital Trust IV	New Jersey